UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENPACT LIMITED

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Genpact Limited Supplemental Proxy Materials

For the Annual General Meeting of Shareholders to be Held May 13, 2015

May 7, 2015

Dear Shareholder:

We are asking for your support and that you vote as the Board of Directors of the Company (the “Board”) recommends on all proposals at the 2015 Annual General Meeting of Shareholders. In particular, we request that you vote FOR the election of all director nominees as recommended by the Board in Proposal 1.

We are providing you with the following additional information regarding Proposal 1, the Board’s recommendation to vote for the election of all director nominees to the Board, included in Genpact’s Proxy Statement, dated and filed with the Securities and Exchange Commission on April 13, 2015 (the “Proxy Statement”), in order to further assist you in deciding how to vote your shares and to respond to views raised by Institutional Shareholder Services (“ISS”) in its report dated April 28, 2015 (the “ISS Report”) and Glass Lewis & Co. (“Glass Lewis”) in its proxy paper dated April 22, 2015 (the “Glass Lewis Report”). The ISS and Glass Lewis Reports recommend that Genpact shareholders vote against Proposal 1 with respect to certain of the director nominees and not follow the Board’s recommendation.

As detailed in this letter, we strongly disagree with the reasoning behind the negative recommendations of ISS and Glass Lewis and we continue to request that you vote FOR the election of all director nominees as recommended by the Board.

Your vote is important to us. Please do not hesitate to contact us if you have any questions or would like to discuss these matters further.

Supplemental Information Regarding Proposal 1 – Election of Directors

1.	The Company and the compensation committee were appropriately responsive to shareholders following the Company’s 2014 say-on-pay vote and appropriately took into consideration the views of shareholders when formulating the Company’s compensation programs.

Following the 2014 say-on-pay vote we discussed our compensation practices with certain of our major shareholders and took their feedback and the results of the vote into account when we determined our fiscal year 2014 executive compensation policies. We have ongoing communications with our shareholders in the normal course of business and take any feedback from them seriously.

Based on this feedback, we believe that the main concern of our shareholders arising out of our 2014 say-on-pay vote was the 2013 option award to our CEO. As previously disclosed, the 2013 stock option grant vests over five years and was intended as a multi-year award. In addition, we believe our shareholders desired enhanced alignment of pay and performance at the Company and appreciate the changes we have since made to our annual cash bonus program to make it a performance-based program.

As disclosed in the Proxy Statement, at the beginning of 2014, our compensation committee reviewed total direct compensation for all of our executive officers and compared it to publicly available information regarding compensation practices in the technology industry. Following this review, the compensation committee determined, based on a variety of factors, including the results of the Company’s 2014 say-on-pay vote, feedback received from shareholders and a pay mix analysis versus peers, that a higher proportion of total compensation should be in the form of performance-based annual cash bonus awards in order to create the appropriate balance between short- and long-term goals and that we could more directly link the annual cash bonus program to Company and individual performance. As a direct result of this review, the compensation committee adopted a performance-based cash bonus program, which is based on attainment of pre-established performance targets, as described in more detail below and in the Proxy Statement.

The compensation committee also will continue to take into account shareholder feedback, including future shareholder advisory say-on-pay votes, in considering the Company’s executive compensation programs and policies. Although, consistent with a majority of the votes cast at our 2011 annual meeting, our shareholder advisory say-on-pay votes were previously set to occur every three years, we intend to have an annual advisory say-on-pay vote on executive compensation in the future starting with our 2016 annual meeting so that at each annual meeting shareholders will have a more appropriate way to express concerns about the Company’s compensation practices than voting against Board nominees.

We believe the efforts and actions of the Company and the compensation committee described in these supplemental proxy materials, as well as in the Proxy Statement, demonstrate that we are responsive to shareholders’ views regarding the Company’s compensation practices, and therefore the conclusions of ISS and Glass Lewis to the contrary are unwarranted and should be rejected by shareholders.

We therefore continue to request that shareholders vote FOR the members of our compensation committee, Robert G. Scott, James C. Madden and Mark E. Nunnelly, for election to the Board as listed in Proposal 1.

2.	The Company’s disclosure regarding the Company’s 2014 compensation program provides shareholders with appropriate detail regarding the compensation practices of the Company.

After thoughtfully considering the interests of the Company and our shareholders, the compensation committee responded to shareholder feedback by adopting a new performance-based framework for our annual cash bonus plan. Our new annual cash bonus program is funded only if a threshold level of Company profitability is achieved and annual bonuses under the program are directly linked to Company, business unit and individual performance based on pre-established financial and strategic goals implemented individually for each executive officer in the form of a scorecard. In addition, the compensation committee added the Company’s new bookings measure as a performance metric for grants of performance share awards under our long-term equity incentive program to include an additional criterion that promotes long-term revenue growth and that differs from the criterion applicable to our performance-based annual cash program.

We believe that the disclosure in the Proxy Statement regarding the components of the annual cash bonus plan and the long-term equity incentive program provides shareholders with important and substantial insight into the plans. The components of the individual scorecard used in connection with the performance-based annual cash bonus plan are also specifically disclosed in the Proxy Statement. We use multiple pre-determined financial and non-financial metrics for each executive officer and the objective financial performance criteria account for more than 60% of the resulting scorecard multiplier. In addition, for each executive, we disclosed in the Proxy Statement the types of pre-determined financial and non-financial metrics that are used for determining the individual scorecard multiplier. The non-financial metrics are individual strategic goals that are aimed at driving long-term shareholder value. For each named executive officer, we also disclosed the 2014 annual cash bonus payment and the change in such payment over the bonus payment each officer received for the previous year. Similarly, we disclosed the financial metrics for grants of performance shares under the long-term equity incentive program and the achievement of the 2014 performance shares based on 2014 revenue, new bookings and adjusted income from operations margin performance.

As stated above, we believe the disclosure in the Proxy Statement regarding the components of the annual cash bonus plan and long-term equity incentive program is substantial and detailed and provides shareholders with significant insight into the Company’s compensation practices.

We therefore continue to request that shareholders vote FOR the members of our compensation committee, Robert G. Scott, James C. Madden and Mark E. Nunnelly, for election to the Board as listed in Proposal 1.

3.	Mark Verdi has played an integral role on the Board throughout his tenure and we believe that he will continue to be a valuable director if re-elected to the Board. We also believe that Mr. Verdi satisfies the applicable independence standards for a director serving on the audit committee and that he should continue to serve as an independent director on the audit committee.

As disclosed in the Proxy Statement, the Board takes into account many factors in determining whether an individual is well-suited to serve as a director on the Board. ISS has recommended a vote against Mark Verdi on the basis that he attended less than 75% of the Board and applicable committee meetings that took place in 2014. We understand that ISS applies a rigid method for evaluating many different companies. However, ISS’s approach by its nature fails to take into account important company-specific facts and circumstances. Meeting attendance is only one of many factors that the Board considers important in assessing the contributions of an individual director. The Board also considers other critical factors, such as the director’s industry-specific experience and expertise. Mr. Verdi is an active member of the Board and contributes significant time to the Company outside of regularly scheduled meetings. Mr. Verdi had some extenuating circumstances in 2014 which caused him to miss several telephonic board meetings. We do not expect future attendance issues. The Board believes that Mark Verdi’s contributions to the Board and the Company have been significant despite his recent attendance record and that his re-election to the Board is in the best interests of the Company and its shareholders due to his extensive experience in our industry.

Additionally, as described in the Proxy Statement, the Board has determined that each of the current directors, with the exception of Mr. Tyagarajan, who is not independent due to his employment as Chief Executive Officer of the Company, is an “independent director” under the New York Stock Exchange (“NYSE”) listing standards. In making its independence determinations, the Board considered a number of relevant facts, including the relationship between the Company and Bain Capital Investors, LLC (“Bain Capital”), as affiliates of Bain Capital own approximately 26% of our outstanding common shares, the fact that Messrs. Chandra, Humphrey, Nunnelly and Verdi serve on the Board as designees of Bain Capital pursuant to the terms of a shareholder agreement, the expense reimbursement agreement between the Company and an affiliate of Bain Capital and the fact that Messrs. Chandra and Humphrey are managing partners of Bain Capital, and determined that these relationships do not disqualify any of the them from being deemed independent under the NYSE listing standards. Glass Lewis has recommended a vote against Mr. Verdi based on its own standard of independence with respect to membership on the audit committee that differs from NYSE requirements. We adhere to the independence requirements of the NYSE, and the Board has determined that Mr. Verdi satisfies such requirements.

At the time of Mr. Verdi’s appointment to the Board in October 2012, Mr. Verdi was also a Managing Director of Bain Capital. Since February 2014, he has not been an employee of Bain Capital or any of its affiliates. In July 2014, after fully considering Mr. Verdi’s prior relationship with Bain Capital, including his service on the Board as a Bain Capital designee, the Board appointed Mr. Verdi to the audit committee. The Board determined that Mr. Verdi’s appointment to the audit committee does not violate the independence standards of the NYSE, does not create a conflict of interest between Bain Capital and the Company’s other shareholders and is in the best interests of the Company and its shareholders. Accordingly, Glass Lewis’ recommendation to vote against the reelection of Mr. Verdi as a director due to his current position on a committee of the Board is unwarranted and would be a disproportionate response to any views or concerns with respect to a committee.

We therefore continue to request that shareholders vote FOR Mark Verdi for election to the Board as listed in Proposal 1.

4.	We believe that Amit Chandra satisfies the applicable NYSE independence standards for directors and that he should continue to serve as an independent director on the nominating and governance committee.

As described above with respect to Mr. Verdi and in the Proxy Statement, the Board considered a number of relevant factors and has determined that each of the current directors, with the exception of Mr. Tyagarajan, who is not independent due to his employment as Chief Executive Officer of the Company, is an “independent director” under the NYSE listing standards with which the Company is required to comply.

ISS, however, has classified Mr. Chandra as an affiliated outsider based only on its own standard, which is different from the NYSE standards. As stated above, the Board analyzed the independence of Mr. Chandra in accordance with the applicable NYSE standards and, based on such analysis and consideration of all of the facts and circumstances, determined that Mr. Chandra is an independent director who is well-suited to serve on the nominating and governance committee. The Board believes that Mr. Chandra’s contributions to the Board and the Company have been significant and that his re-election to the Board is in the best interests of the Company and its shareholders due to his extensive experience in our industry. Accordingly, ISS’s recommendation to vote against the election of Mr. Chandra as a director due to his current position on a committee of the Board is unwarranted and would be a disproportionate response to any views or concerns with respect to a committee.

We therefore continue to request that shareholders vote FOR Amit Chandra for election to the Board as listed in Proposal 1.

WE RECOMMEND YOU VOTE FOR ALL THE NOMINEES LISTED IN PROPOSAL 1

We believe that the information provided in our Proxy Statement and this letter clearly demonstrates our strong commitment to pay for performance and our responsiveness to shareholders following the results of last year’s say-on-pay vote, and specifically the responsiveness of the members of the compensation committee. We have made significant changes to our compensation program in light of shareholder concerns to more substantially align the long-term interests of the Company and its management. These changes include the adoption of our performance-based annual cash bonus plan, which works in conjunction with our equity grants, and provides additional incentives to our executives to achieve important Company objectives in line with shareholder interests. We also believe that each of the director nominees recommended by the Board is well-suited to serve as a director on the Board and has made, and, if re-elected, will continue to make, significant contributions to the Board and the Company.

We remain committed to aligning our executive compensation program with the interests of our shareholders and to seeking to attract and retain executive officers and directors who we believe can manage the Company in the best interests of the shareholders. We will continue to ask for your input as we further refine our executive compensation programs to best align pay for performance and enhance our positive compensation and governance practices.

As disclosed in the Proxy Statement, the Company will bear the costs of solicitation of proxies, which includes the preparation of this letter. In addition, we have retained Georgeson, Inc. to solicit proxies for a fee of $15,000 plus reasonable expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

Thank you for your consideration.

Sincerely,

The Board of Directors:

Robert Scott, Chairman
Amit Chandra
Laura Conigliaro
David Humphrey
James Madden
Alex Mandl
Mark Nunnelly
Hanspeter Spek
N.V. Tyagarajan
Mark Verdi